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                                                                      Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 33-65058, 33-65054 and 333-61925) and in the Prospectus
constituting part of the Registration Statements on Form S-3 (File Nos. 333-22695 and 333-41437) of Forest City Enterprises, Inc. and subsidiaries of our report dated March 11, 2000, on our audits of the consolidated financial statements and financial statement schedules of Forest City Enterprises, Inc. and subsidiaries as of January 31, 2000 and 1999, and for the years ended January 31, 2000, 1999, and 1998, which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts" in the Prospectus constituting part of the Registration Statements filed on Form S-3.


PricewaterhouseCoopers LLP



Cleveland, Ohio
April 24, 2000